Dividend Growth Trust

Rising Dividend Growth Fund

Multiple Class Plan Pursuant to Rule 18f-3

1.

The Plan. This Multiple Class Plan (the “Plan”) is the written plan of the Dividend Growth Trust (the “Trust”) with respect to the Rising Dividend Growth Fund (the “Fund”) contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). This Plan sets forth the separate distribution arrangements and expense allocations of the Class A, Class C and Class I shares of the Fund. The Plan has been adopted by a majority of the Board of Trustees, including a majority of the independent Trustees, of Dividend Growth Trust (the “Trust”). The Trustees have determined that the Plan is in the best interests of each class and the Fund as a whole.

2.

Attributes of Classes. Each share of the Fund will represent an equal pro rata interest in the Fund, regardless of class, and will have identical voting, dividend, liquidation and other rights, except for:

a.	the amount and type of fees permitted by the Fund’s different Rule 12b-1 Plans;
b.	voting rights on matters relating solely to that class of shares or its Rule 12b-1 Plan;
c.	any expenses which the Board of Trustees determines should be allocated or charged on a class basis (“Class Expenses”), which are currently limited to:
(i)	expenses of a class under the Rule 12b-1 plan (and any other costs relating to obtaining shareholder approval of the adoption or amendment of the Rule 12b-1 plan as to that class),
(ii)	transfer agency fees attributable to a specific class,
(iii)	printing and postage expenses relating to preparing and distributing material such as shareholder reports, prospectuses and proxies to current shareholders,
(iv)	SEC registration fees incurred by a class of shares,
(v)	expenses of administrative personnel and services required to support the shareholders of a specific class,
(vi)	litigation or other legal expenses relating solely to one class of shares,

(vii)	trustees’ fees incurred as a result of issues relating to one class of shares, and
(viii)	other expenses that are subsequently identified and determined to be properly allocated to one class of shares;
d.	the names of the classes;
e.	the different exchange privileges of the various classes of shares; and
f.	any conversion feature for a class permitted under subsection (e) of Rule 18f-3.
3.

Class A Shares. Class A Shares will be offered subject to a front-end sales load of up to 5.75% of the public offering price and a Rule 12b-1 annual distribution fee of 0.25% and an annual service fee of 0.15% of the Class A Share’s average daily net assets for a total of 0.40%. The front-end sales load will decline with the amount invested as follows:

For amounts:	Sale
less than $50,000	5.75
at least $50,000 but less than $100,000	4.75
at least $100,000 but less than $500,000	3.75
at least $500,000 but less than $1,000,000	2.75
over $1,000,000	0.00

The Fund currently will not assess a sales load for purchases by the exempt persons described in the Fund’s Prospectus and Statement of Additional Information. There shall be no sales loads assessed on reinvested dividends and distributions.

Purchases of Class A shares of $1 million or more either as a lump sum or through a cumulative quantity discount or a letter of intent program that are subsequently redeemed within 12 months of acquisition are subject to a 1.00% contingent deferred sales charge. Contingent deferred sales charges are not imposed on shares acquired through the reinvestment of dividends or capital gain distributions or involuntarily redeemed shares. The contingent deferred sales charge may be waived for certain redemptions.

4.

Class C Shares. Class C shares will be offered without imposition of a front-end sales load, but will be subject to a Rule 12b-1 distribution fee equal to 0.75% and an annual service fee of 0.25% of the Class C shares’ average daily net assets for a total of 1.00%. Effective with new accounts established on or after March 1, 2010, Class C shares are subject to a 1.00% contingent deferred sales charge if redeemed within 12 months of purchase. Contingent deferred sales charges are not imposed on shares acquired through the reinvestment of dividends or capital gain distributions or involuntarily redeemed shares. The contingent deferred sales charge may be waived for certain redemptions.

5.	Class I Shares: Class I shares will be offered without imposition of a front-end sales load, contingent deferred sales charge, and no Rule 12b-1 annual distribution fee.
6.

Rule 12b-1 Fees. The Rule 12b-1 fees associated with the Class A and Class C shares shall be paid as compensation to Unified Financial Securities, Inc. (the “Distributor”), a registered broker-dealer and distributor, or others for distribution services provided and expenses assumed in connection with distribution assistance, including payments to the Distributor pursuant to the Distribution Agreement among the Trust, Dividend Growth Advisors, LLC and the Distributor. The Distributor may reallow a portion or all of the 12b-1 fees received to broker-dealers or others who have executed a selling agreement with the Distributor on behalf of the Class A and Class C Shares of the Trust.

7.

Income and Expense Allocation. Expenses of the Trust will be allocated between the Fund and any future series of the Trust on the basis of the relative net assets of the Fund and such future series of the Trust. Certain expenses attributable to the Fund, and not to a particular class will be borne by each class on the basis of the relative aggregate net assets of the class. Any distribution fees, service fees and class expenses associated with a particular class will be borne exclusively by that class. Notwithstanding the foregoing, the investment advisor or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

8.

Dividends and Distributions. Dividends and other distributions paid by each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, and on the same day.

9.

Exchanges, Conversions and Certain Redemptions. There shall be no exchange features available between the Fund’s Class A Shares, Class C shares and Class I shares, except that Class C shares will automatically convert to Class A shares of the Fund at the end of a specified number of years after the initial purchase date of Class C shares, as provided in the Fund’s prospectus. The initial purchase date for Class C shares acquired through reinvestment of dividends on Class C Shares will be deemed to be the date on which the original Class C shares were purchased. Such conversion will occur at the relative net asset value per share of each class. Redemption requests placed by shareholders who own both Class A and Class C shares of the Fund will be satisfied first by redeeming the shareholders’ Class A shares, unless the shareholder has made a specific election to redeem Class C shares. All other policies regarding redemptions shall be set forth in the Fund’s Prospectus and Statement of Additional Information.

The conversion of Class C shares to Class A shares may be suspended if it is determined that the conversion constitutes or is likely to constitute a taxable event under federal income tax law.

10.

Voting. Each class shall vote separately and exclusively with respect to any matter related to its Rule 12b-1 Plan. Each class of shares shall vote separately with respect to any matter that relates solely to that class of shares.

11.	General. The Rule 12b-1 Plan relating to the Class A and Class C Shares for the Fund shall operate in accordance with the Rules of the Financial Industry Regulatory Authority, Inc.
12.

Conflicts. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Trust for the existence of any material conflicts between the interests of the classes of shares. The Trustees, including a majority of the non-interested Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The investment advisor and the Distributor shall be responsible for alerting the Trustees to any material conflicts that may arise.

13.

Amendments. Any material amendment to this Plan must be approved by a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund, as defined in the 1940 Act.

Date:	January __, 2007, as amended December 10, 2009